EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-193545) and Forms S-3 (Nos. 333-227599 and 333-145032) of FNCB Bancorp, Inc. and Subsidiaries of our report dated March 9, 2020, relating to the consolidated financial statements and the effectiveness of FNCB Bancorp, Inc. and Subsidiaries’ internal control over financial reporting, which appears in this annual report on Form 10-K for the year ended December 31, 2019.

/s/ Baker Tilly Virchow Krause, LLP

Wilkes-Barre, Pennsylvania
March 9, 2020